GrowGeneration Debuts Drip Hydro, a Complete Line of Liquid Fertilizer Blends Designed for Commercial Cultivators

Denver, May 17, 2022 – GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGen” or the “Company”), the nation’s largest chain of specialty hydroponic and organic garden centers, today announced that select stores will begin selling Drip Hydro. Drip Hydro was developed by Rex Gill, founder of Power Si, the original patented formula of mono-silicic acid for crops, along with Robert (Bear) Masterson, the former owner of The Harvest Company. Drip Hydro was designed to improve quality, reduce costs, and drive consistency. After extensive testing, and great results from some of the best growers in the industry, Drip Hydro is now available for all growers to achieve optimal results with every harvest.

Drip Hydro is a clean, affordable, and simple liquid nutrient line that consists of a five-part fluid program of Base A, Base B, Flex, CaMag, and Flow. Drip Hydro was formulated with the highest bio-available quality chelates and pharmaceutical grade salts. These ingredients help unlock maximum genetic potential for plants and allow for a higher gram per square foot ratio. .

“Investing in nutrients can be expensive and confusing, and some products can even destroy growers’ equipment. With collectively over 30 years’ experience in the cultivation industry, the team supporting this new line knows how important a simple, clean, and affordable nutrient product is for our customers to give them back time, money, and peace of mind. Drip Hydro is one of the most exciting new nutrient products to hit the market and GrowGen is proud to have this new line in our GrowGeneration stores and GrowGeneration.com,” said Darren Lampert, CEO of GrowGeneration.

“Bear and I created Drip Hydro to be the most cost efficient per gallon and cleanest nutrient plan in the market,” said Gill. “We used only the best combination of ingredients to achieve exactly the results we were seeking in terms of yield, flavor, and taste. Only after extensive testing, with some of the country’s best growers, were we ready to bring Drip to the market. I am confident Drip will not disappoint.”

Drip Hydro Overview
•Base A - Base A is part one of the simple and highly concentrated two-part base formula that is designed to be used throughout both the vegetative and flowering stages of any fruit or flower-producing plants. Base A is formulated with a N-P-K of 5-0-2.

•Base B - Base B is part two of our simple and highly concentrated two-part base formula that is designed to be used throughout both the vegetative and flowering stages of any fruit or flower-producing plants. Base B is formulated with a N-P-K of 0-4-4.

•Flex - Flex is a flower and bloom boosting supplement that is designed to be used throughout the flowering stage of any fruit or flower-producing plants. Developed as a PK Booster, Flex is rich in highly bio-available Phosphorus and Potassium, providing plants with the additional phosphorous and potassium that they require for the many biological processes of this stage. Flex is formulated with a N-P-K of 0-10-10.

•CaMg - CaMg is a highly concentrated Calcium and Magnesium supplement that is designed to be used in both the vegetative and flowering stages of any fruit or flower-producing plants. With a Calcium to Magnesium ratio of 4:1, CaMg is more concentrated than most other cal-mags on the market.

•Flow - Flow was crafted to be a clean, simple, and effective method for keeping irrigation systems running smoothly while also increasing oxygen and nutrient availability in the root zone. The active ingredient in Flow is Hypochlorous acid. This non-toxic, plant-safe solution is proven to break down and prevent buildup and scale in irrigation systems and reservoirs. Flow will help keep the root zone clean for the lifetime of plants.

For more information about Drip Hydro, or where to buy, please visit www.growgeneration.com and www.driphydro.com.

About GrowGeneration Corp:
GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 63 stores and distribution centers in over 13 states, and distributes products to more than 500 stores nationwide and in Canada and operates an online superstore for cultivators at growgeneration.com.  GrowGeneration creates and distributes many of its own proprietary private label brands from lighting and benching to nutrients and supplies. GrowGeneration carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

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GrowGeneration Corp.
John Evans
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john.evans@growgeneration.com

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